Allegion plc
Incentive Stock Plan of 2013
Restricted Stock Unit Award Agreement
Dated as of August 1, 2022 (“Grant Date”)
Allegion plc (the “Company”) hereby grants to John H. Stone (“Participant”) a restricted stock unit award (the “RSUs”) with respect to 52,035 ordinary shares of the Company (the “Shares”), pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to the terms and conditions set forth in this Global Restricted Stock Unit Award Agreement (the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting Schedule.
Participant’s right to receive Shares subject to the RSUs shall vest in accordance with the table below (each date being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on each Vesting Date unless otherwise specified in Section 3. Any fractional installments shall be carried forward and vest when such combined fractional installments result in a full Share.

Number of Shares	Vesting Date
25% of the Shares subject to the RSUs	August 1, 2024
25% of the Shares subject to the RSUs	August 1, 2025
50% of the Shares subject to the RSUs	August 1, 2026

2.Dividend Equivalents.
Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that, (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated RSUs vest.
3.Termination of Employment.
(a)Involuntary Termination without Cause, Resignation for Good Reason, or Termination due to Death or Disability
    If (i) Participant’s employment is terminated involuntarily by the Company or an Affiliate for any reason other than Cause, (ii) Participant voluntarily resigns from employment for Good Reason, or (iii) Participant’s employment terminates by reason of Participant's death or Disability, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”). For purposes of this Section 3(a), (A) “Disability” shall mean a disability determined under the long-term disability plan maintained by the Company under which Participant is covered, or, in the event no such plan exists or Participant is not covered under any such plan, a total and permanent disability pursuant to the Employer’s human resources determination and (B) “Good Reason” shall mean (i) a substantial diminution in Participant’s job responsibilities or a material adverse change in Participant’s title or status; (ii) a reduction of Participant’s base salary or target bonus (provided, however, a reduction of Participant’s base salary or target bonus shall not constitute Good Reason hereunder if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company) or the failure to pay Participant’s base salary or bonus when due, or the failure to maintain on behalf of Participant (and Participant’s dependents) benefits which are at least comparable in the aggregate to those prior to such reduction in benefits, or (iii) the relocation of the principal place of Participant’s employment by more than thirty five (35) miles from Participant’s principal place of employment; provided, that any of the events described in clauses (i) - (iii) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason; and provided further, that such Participant shall cease to have a right to resign due to Good Reason on the 90th day following the later of the occurrence of the event or Participant’s knowledge thereof (the “Good Reason Expiration Date”), unless in the case of a Change in Control, Participant has given the surviving entity following a Change in Control (or other Affiliate thereof employing Participant) notice thereof prior to the Good Reason Expiration Date.
(b)Termination Due to Any Other Reason
    If (i) Participant’s employment terminates for any reason or in any circumstances other than those specified in Section 3(a) above or (ii) Participant engages in any conduct that would constitute Cause or Participant is terminated for Cause, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
For the avoidance of doubt, if Participant voluntarily terminates Participant’s employment with the Company or an Affiliate under any circumstances other than resignation for Good Reason, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
4.Settlement.
(a)    General
On or as soon as administratively practicable (and in any event within 30 days) following each Vesting Date, the Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested on such Vesting Date. Notwithstanding the foregoing, if Participant is subject to U.S. federal income tax on any part of the payment of the RSUs and the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code, the RSUs shall be settled within 30 days of the earliest to occur of the following dates or events, subject to any delay required by Section 4(b) below: (i) the Vesting Dates set forth in Section 1 in the case of RSUs that vest pursuant to Section 1, (ii) a “separation from service” within the meaning of Section 409A of the Code in the case of RSUs that vest pursuant to Section 3(a)(i) or Section 3(a)(ii) above, upon Participant's Disability or pursuant to Section 9(b)(iv)(D) of the Plan and (iii) a “change in control event” within the meaning of U.S. Treasury Regulation §1.409A-3(i)(5) in the case of RSUs that vest pursuant to Section 9(b)(ii) of the Plan. Such Shares shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.
(b)    Delayed Payment
Notwithstanding Section 4(a) above, if the RSUs are considered an item of deferred compensation under Section 409A of the Code and the Shares are distributable by reason of a Participant’s separation from service during the period that Participant is both subject to U.S. federal income taxation and a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any Shares that would otherwise be issuable during the 6-month period immediately following Participant’s separation from service will be issued on the first day of the 7th month following Participant’s separation from service (or, if Participant dies during such period, within 30 days after Participant’s death).
5.Change in Control.

In the event of a Change in Control, the treatment of the RSUs will be governed by the terms of the Plan, subject to Section 4 above.
6.Responsibility for Taxes.
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which the Shares are issued pursuant to the RSUs, and other than Tax-Related Items due on Dividend Equivalents), the Company will withhold Shares otherwise issuable upon settlement of the RSUs. Alternatively, or in addition, in connection with any applicable taxable or tax withholding event, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations (if any) with regard to all Tax-Related Items by one or a combination of the following:
(a)    withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer, or any Affiliate;
(b)    withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(c)    requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; and/or
(d)    any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or the Plan, approved by the Committee;
provided, however, that if Participant is a Section 16 officer of the Company under the Act, the withholding methods described in this Section 6 (a) through (d) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares.
The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum withholding rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of

Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
7.Nature of Grant.
By accepting the RSUs, Participant acknowledges, understands and agrees that:
(c)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(a)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(b)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(c)Participant is voluntarily participating in the Plan;
(d)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(e)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(f)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;
(g)the RSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the RSUs or recoupment of any financial gain resulting from the RSUs as described in Section 12 below;
(j)for purposes of the RSUs, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of termination due to Disability or death, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence); and
(k)unless otherwise provided in the Plan or by the Company, in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
8.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
9.Data Privacy.
Participant understands that the Company may collect, use, store, and otherwise process certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to UBS or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list of any recipients of Data by contacting the Secretary of the Company. Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be retained only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as otherwise required by applicable law. Participant understands that Participant may be entitled under applicable law to request to view Data, request additional information about the storage and processing of Data, make any necessary amendments to Data, in any case without cost, by contacting in writing the Secretary of the Company.
10.Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.Imposition of Other Requirements.
This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the

Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12.Recoupment Provision.
In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the RSUs and (ii) recover all or a portion of the financial gain realized by Participant through the RSUs. Further, Participant agrees that the RSUs and any financial gain realized by Participant through the RSUs shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any applicable laws or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
13.Choice of Law and Venue.
The RSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.
14.Code Section 409A.
To the extent Participant is subject to U.S. federal income tax (a “U.S. Taxpayer”), the RSUs are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Code. Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict. However, the Company makes no representation that the RSUs are exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A from applying to the RSUs. In no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or Affiliates) have any liability to Participant or to any other party if the RSUs or payment of the RSUs that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
15.Severability.
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Waiver.
Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

17.Acknowledgement of Availability of Plan Prospectus.
Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:
[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]
Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.
18.Acknowledgement & Acceptance within 120 Days.
This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the RSUs within 120 days of the Grant Date may result in cancellation of the RSUs.

Signed for and on behalf of the Company:

/s/ Jeffrey N. Braun
_______________________________
Jeffrey Braun
Senior Vice President and General Counsel
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933.